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                                          September 1, 1999

Quebecor Printing Inc.
612 Saint-Jacques Street
12(th) Floor
Montreal, Quebec
H3C 4M8
Ladies and Gentlemen:

    With respect to the Registration Statement on Form F-4 (the "Registration Statement") of Quebecor Printing Inc., a Canadian corporation (the "Company"), relating to the issuance of the subordinate voting shares of the Company, without par value (the "Subordinate Voting Shares"), pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), by and among the Company, Printing Acquisition Inc., a Delaware corporation, and World Color Press, Inc., a Delaware corporation ("World Color"), we are of the opinion that when the Subordinate Voting Shares to be issued to the stockholders of World Color pursuant to the Merger Agreement (the "Shares") have been issued in accordance with the Merger Agreement and in the manner contemplated by the Registration Statement (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite corporate, governmental and other authorizations), the Shares will be legally issued, fully paid and non-assessable.

    We are advocates qualified to practice law only in the Province of Quebec and are not admitted to practice in any other jurisdiction, nor are we or do we purport to be experts on the laws of any other jurisdiction. The opinions expressed herein are rendered solely with respect to the laws of the Province of Quebec and the federal laws of Canada applicable therein.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing in the Registration Statement under the captions "Material Canadian Federal Income Tax Consequences" and "Legal Matters".

                                          Very truly yours,

                                          /s/ MARTINEAU WALKER